Filed under Rule 424(b)(5), Registration Statement Nos. 333-162219, 333-162219-01
Preliminary Pricing Supplement No. 110 – dated August 22, 2011 (to: Prospectus dated May 18, 2010 and Prospectus Supplement dated September 20, 2010)
CUSIP Number	Aggregate Principal Amount	Price to Public	Selling Commission	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
78011RCY7		$100%	1.075%	$	FIXED	3.15% (Per Annum)	MONTHLY	09/15/2014	10/15/2011	$3.85	NO	SENIOR
Redemption Information: Non-Callable/Non-Puttable Lead Manager and Lead Agent: RBS Securities Inc.
The Royal Bank of Scotland plc
Offering Dates: 08/22/2011 through 08/29/2011
Trade Date: 08/29/2011 @ 12:00 PM ET
Settlement Date: 09/01/2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Guaranteed in full by The Royal Bank of Scotland Group plc
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 2230 via RBS Securities Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Royal Bank of Scotland plc Retail Corporate Notes Prospectus dated May 18, 2010 and Prospectus Supplement dated September 20, 2010